Exhibit 5.1

DLA Piper LLP (US)

4365 Executive Drive
San Diego, California 92121-2133
T 858.677.1400
F 858.677.1401

December 14, 2012

Lpath, Inc.

4025 Sorrento Valley Blvd.

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance by Lpath, Inc., a Nevada corporation (the “Company”), of up to an aggregate of 2,720,900 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), pursuant to a shelf registration statement on Form S-3 (File No. 333-184741) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated November 2, 2012 (the “Base Prospectus”), as supplemented by the prospectus supplements dated December 13, 2012 and December 14, 2012 filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”).  The Shares include shares of Common Stock that are subject to an over-allotment option granted to the underwriter in the offering.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Company’s Composite Articles of Incorporation and Amended and Restated Bylaws, as amended, as currently in effect certain resolutions adopted by the Board of Directors of the Company (the “Board”) and the Pricing Committee of the Board, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold pursuant to that certain Underwriting Agreement by and between the Company and Summer Street Research Partners, dated December 14, 2012, in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)

DLA PIPER LLP (US)